As filed with the Securities and Exchange Commission on September 20, 2016

Registration No. 333-196855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-196855

UNDER

THE SECURITIES ACT OF 1933

RANGE RESOURCES – LOUISIANA, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4710769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MEMORIAL RESOURCE DEVELOPMENT CORP. 2014 LONG TERM INCENTIVE PLAN

(Full title of the plan)

David S. Goldberg

Vice President – Legal, Deputy General Counsel and Assistant Secretary

Range Resources – Louisiana, Inc.

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) is being filed to deregister ungranted and unsold shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Range Resources – Louisiana, Inc., formerly Memorial Resource Development Corp. (the “Registrant”), under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-196855) (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of Shares offered under the Registrant’s 2014 Long Term Incentive Plan.

On September 16, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 15, 2016 (the “Merger Agreement”), by and among Range Resources Corporation (“Range”), Medina Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the result that the Registrant became a direct, wholly-owned subsidiary of Range. As a result of the Merger, each issued and outstanding share of Common Stock was converted into the right to receive 0.375 of a share of common stock of Range, par value $0.01 per share.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its shares of Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Shares that had been registered for issuance but remain ungranted and unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 20th day of September, 2016.

RANGE RESOURCES – LOUISIANA, INC.

By:	/s/ Jeffrey L. Ventura
Name: Jeffrey L. Ventura
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey L. Ventura Jeffrey L. Ventura	Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2016

/s/ Roger S. Manny Roger S. Manny	Chief Financial Officer and Director (Principal Financial Officer)	September 20, 2016

/s/ Dori A. Ginn Dori A. Ginn	Senior Vice President – Controller (Principal Accounting Officer)	September 20, 2016

/s/ Ray N. Walker, Jr. Ray N. Walker, Jr.	Director	September 20, 2016